Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:
Michael J. Spector

Telephone: (787) 883-2570 Ext.  1055

MARGO FILES FORM 15 TO DEREGISTER COMMON STOCK

Vega Alta, Puerto Rico; September 29, 2008 – Margo Caribe, Inc. today announced that on September 26, 2008 it filed a Form 15 with the U.S. Securities and Exchange Commission to deregister its common stock under the Securities Exchange Act of 1934.  Margo is eligible to deregister because it has fewer than 300 shareholders of record.  As of the date of the filing of the Form 15, Margo’s obligation to file reports under the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, was immediately suspended.  However, Margo continues to work on its delayed quarterly reports on Form 10-QSB for each of the first three quarters of 2006 and 2007, its annual reports on Form 10-KSB for the years ended December 31, 2006 and 2007, and its quarterly reports on Form 10-Q for the first two quarters of 2008, and will file these reports as soon as practicable.

Margo’s board of directors unanimously decided to take this action because it believes that the burdens associated with operating as a registered public company currently outweigh any advantages to the company and its stockholders. In particular, the board of directors considered:

•	The costs, both direct and indirect, incurred by Margo in connection with preparing and filing periodic reports with the SEC and otherwise complying with the obligations of being a public company;

•	The benefits of permitting senior management to spend less time on report preparation and regulatory compliance, which will allow them to devote their attention and efforts to Margo’s operations; and

•	The historically low trading volume of Margo’s common stock.

Margo expects, but cannot guarantee, that its common stock will continue to be quoted on the Pink Sheets after it deregisters.  There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the deregistering.  The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets.  It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities.

About Margo Caribe

Margo Caribe, Inc. is principally engaged in the manufacturing and distribution of its own line of planting media and aggregates (including bark and premium mulch manufacturing and sale).  Margo is also engaged in the distribution of lawn and garden products in Puerto Rico.